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                                                                    Exhibit 99.1

News Release
January 31, 2002


            CABOT CORPORATION AGREES TO PURCHASE REMAINING SHARES OF
                        JAPANESE TANTALUM JOINT VENTURE

Boston, MA - Cabot Corporation (CBT:NYSE) announced today that it has reached an agreement to purchase the remaining shares in Showa Cabot Supermetals KK (SCSM) in Japan, from its joint venture partner, Showa Denko KK.

SCSM is a supplier of tantalum powders and metal products to the global electronics, aerospace, and chemical processing industries. The purchase price is approximately $100 million dollars, along with the assumption of approximately $100 million dollars of debt. The closing is subject to customary closing conditions and regulatory approvals.

Ken Burnes, Chairman, President and Chief Executive Officer of Cabot Corporation, said, "This purchase is consistent with our strategy of investing in our core businesses. It demonstrates our commitment to the tantalum business and establishing relationships that create value for our shareholders and customers."

Cabot has a tantalum manufacturing facility, Cabot Performance Materials (CPM), located in Boyertown, Pennsylvania.

Yasuto Komatsu will be named President of the new company, which will be known as, Cabot Supermetals K.K. He retired from SCSM three years ago.

Cabot Corporation is a global specialty chemicals and materials company with headquarters located in Boston, MA. Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,200 employees in more than 45 manufacturing plants and offices located in 23 countries around the world.










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